Exhibit 99.1

Synergy Resources Corporation

August 15, 2014 06:00 ET

Synergy Resources Provides Production and Operations Update, Scheduled to Present at Enercom's The Oil & Gas Conference(R)

PLATTEVILLE, CO--(Marketwired - August 15, 2014) - Synergy Resources Corporation (NYSE MKT: SYRG), a U.S. oil and gas exploration and production company focused in the Denver-Julesburg Basin, provides an update of its production and operations in the Wattenberg Field. Production rates for Synergy's recent horizontal wells follow*:

Name of Pad	Number of wells	Average # of fracs per well	Days of Production	Average Daily (BOED) Production per well 8/8ths	% Oil Cut	Cost Per Well $MM
Renfroe	5	18	270	219	66%	$3.6
Leffler	6	20	180	145	65%	$3.7
Phelps	5	26	90	430	69%	$4.0
Union	6	20	30	566	74%	$3.9

*For further production history details please refer to the corporate presentation at www.syrginfo.com
Also, the five wells on the Renfroe pad have paid back approximately 90% of all costs during the first eleven months of production.

Beginning with the Union pad, Synergy began drilling well bores 220 feet apart which is a more densely spaced drilling pattern and allows for up to 24 wells per 640 acres. This tighter spacing provides Synergy with a potential inventory of over 1,000 wells on its 27,386 net acres in the Wattenberg.

Horizontal drilling operations and completions are progressing according to plan. The four Kelly Farms wells are now in early production. The six Eberle wells, which include two mid reach 7,000 foot extended lateral wells with 45-47 frac stages each, are in the final completion stage and are flowing back or in initial production.

Synergy's Wattenberg Field development continues with Rig #131 drilling the third well on the Kiehn pad where the company plans on a total of eight wells comprised of 4 Codell and 4 Niobrara C bench wells. Rig #134 is drilling the third well on the Weld 152 pad where the company plans on drilling six wells comprised of 3 Codell, 2 Niobrara B bench and 1 Niobrara C bench well. The third rig in Synergy's operated program, Rig #138, is scheduled to move to the Wiedeman pad later this month and begin drilling eight wells in September. The Wiedeman pad will consist of 4 Codell and 4 Niobrara wells. Four of the Wiedeman wells are planned to be 9,000 foot extended reach lateral wells and the other four will be standard length lateral wells of 4,000 feet.

Depending on contribution from its non-operated horizontal wells and the performance of the Kelly Farms and Eberle wells, Synergy believes production for its fiscal fourth quarter ending August 31, 2014 will range between 5,800-6,200 BOED. With this new flush production coming on line from the Kelly Farms and Eberle pads, Synergy believes it will exit its fiscal year end at a production rate of between 8,000-9,500 BOED.

In the Northeast Wattenberg Extension Area (Extension Area) Synergy has reviewed the lab results from the core data taken from the vertical Buffalo Run test well and is currently preparing to permit 12 wells in the Extension Area. Once these permits are approved, Synergy plans on drilling a horizontal well targeting the Greenhorn formation. Depending on the results of the initial horizontal well, the company will move forward with multi-well pad drilling on its 25,765 net acres in this area.

Craig Rasmuson, Chief Operating Officer, of Synergy commented, "We are making tremendous strides in the development of our assets in the Wattenberg Field. In spite of continued challenges from mid-stream processing constraints, we are achieving record growth for the company in production and cash flow. The 30 day results from our most recent wells on the Union pad are the best we have achieved so far. We are doing so while maintaining a keen eye on controlling costs and developing our leases in a responsible manner. We are very pleased with the production rates from our horizontal pads and the high percentage of oil in the production mix, which is generating an attractive realized price per BOE for the company. We look forward to realizing further efficiencies on our mid and extended reach lateral wells in fiscal 2015. We continue to expand our foot print through organic leasing efforts and asset purchases. We are further accelerating our development with the addition of a third horizontal rig, Rig #138 which is moving to the Wiedeman pad, and by adding new permits. In addition to the aforementioned wells and pads, Synergy has 66 permits approved and another 120 permits in process for horizontal wells in the Wattenberg Field. In the Extension Area we are very excited about the prospects in the Greenhorn formation on our leasehold and the recent results from industry competitors in the Niobrara and Codell formations in the area.

We look forward to keeping the market and our shareholders apprised of our progress."

Synergy is presenting at Enercom's The Oil & Gas Conference 19 ® 2014 at the Westin Hotel in Denver on Monday, August 18th at 11:20am. Interested parties may view the slide presentation and a link to the live audio webcast by going to Synergy's website at http://www.syrginfo.com and clicking on the webcast link under the Investor Relations section of the website.

The live webcast will also be available on The Oil & Gas Conference 19 ® website at http://www.theoilandgasconference.com.

About Synergy Resources Corporation

Synergy Resources Corporation is a domestic oil and natural gas exploration and production company. Synergy's core area of operations is in the Denver-Julesburg Basin, which encompasses Colorado, Wyoming, Kansas, and Nebraska. The Wattenberg field in the D-J Basin ranks as one of the most productive fields in the U.S. The company's corporate offices are located in Platteville, Colorado. More company news and information about Synergy Resources is available at www.syrginfo.com.

Important Cautions Regarding Forward Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely" or similar expressions, indicates a forward-looking statement. These statements are subject to risk and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the company's future performance and the accuracy of forward looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the company's ability to identify, finance and integrate any future acquisitions; and the volatility of the company's stock price.

CONTACT INFORMATION

Investor Relations Contact:
Jon Kruljac
Synergy Resources Corporation
jkruljac@syrginfo.com
Tel (303) 840-8166
Company Contact:
Rhonda Sandquist
Synergy Resources Corporation
rsandquist@syrginfo.com
Tel (970) 737-1073